Exhibit (a)(1)(E)

DRAFT E-MAIL CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

This email confirms our receipt of your Notice of Withdrawal rejecting the Offer, as described in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated January 29, 2009, including all attachments thereto (the “Offer to Exchange”), made available to Eligible Employees holding Eligible Options of Cascade Microtech, Inc. (the “Company” or “Cascade Microtech”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer to Exchange. Please note that your submitted Notice of Withdrawal nullifies your previously submitted Election Form and completely withdraws you from the Offer.

To change your mind and re-accept the Offer, you must deliver a new properly completed, signed and dated Election Form to Steve Sipowicz (the “Exchange Administrator”) in accordance with the instructions to the Election Form at any time prior to the Expiration Time (currently expected to be 5:00 p.m., U.S. Pacific Time, on February 27, 2009, unless Cascade Microtech extends the Offer). To obtain an Election Form, please contact the Exchange Administrator at (503) 601-1000 or steven.sipowicz@cmicro.com.

You may submit questions about the Offer to Exchange to the Exchange Administrator at (503) 601-1000 or steven.sipowicz@cmicro.com.

1